EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Year Ended December 31, 2012

WOOSTER, Ohio, Feb. 28, 2013 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (Nasdaq:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income of $481,000 or $0.17 per diluted share for the quarter ended December 31, 2012, compared to $510,000 or $0.18 per diluted share for the quarter ended December 31, 2011. The decrease in earnings for the 2012 quarter compared to the 2011 quarter was primarily due to decreases in net interest income and noninterest income and an increase in provision for federal income taxes, partially offset by decreases in provision for loan losses and noninterest expenses. The return on average equity and return on average assets for the 2012 quarter were 4.78% and 0.48%, respectively, compared to 5.15% and 0.50%, respectively, for the 2011 quarter.

Net interest income decreased $138,000 for the quarter ended December 31, 2012, compared to the quarter ended December 31, 2011. Interest income decreased $379,000 during the 2012 quarter due to continued overall low market interest rates compared to the 2011 quarter.   The lower market rate environment resulted in new originations at lower yields, the downward repricing of existing adjustable rate loans, an increase in refinancing of existing mortgage loans and increased securities prepayments and amortization of purchase premiums. Interest expense decreased $241,000 mainly due to lower market interest rates paid on deposits and the repayment of maturing advances from the Federal Home Loan Bank in the 2012 quarter compared to the 2011 quarter.

Provision for loan losses decreased $139,000 from $294,000 during the 2011 quarter to $155,000 in the 2012 quarter. The decrease was mainly due to restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the quarter, partially offset by several commercial credits requiring additional reserves due to classification downgrades and reduced appraisal values for collateral.

Noninterest income decreased $43,000 for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011. The decrease was mainly due to a $65,000 decrease in service fees, charges and other operating income, a $7,000 decrease in Trust fees and a $5,000 decrease in earnings from Bank owned life insurance (BOLI). The decrease in service fees, charges and other operating income was primarily due to a decrease in service charges and fees earned on deposit accounts a decrease in income earned from the sale of non-deposit investment products and a decrease in prepayment penalties collected. The decrease in Trust fees was due to the completion of the transfer and assumption agreement between the Bank and Thomasville National Bank (TNB) completed during November of 2012 that transferred the Bank's Trust Department assets from the Bank to TNB. The decrease in earnings from Bank owned life insurance (BOLI) was due to an increase in the post-retirement benefit liability that resulted from a decrease in the market discount rate. The above decreases were partially offset by a $21,000 increase in gain on sale of residential mortgage loans due to an increase in the volume of loans sold compared to the prior year quarter.

Noninterest expense decreased $50,000 for the quarter ended December 31, 2012 compared to the quarter ended December 31, 2011. The decrease was primarily due to a $171,000 decrease in provision for impairment on foreclosed assets held for sale, partially offset by a $36,000 increase in salaries and employee benefits, primarily due to an increase in post-retirement related benefit costs, and a $74,000 increase in other operating expenses mainly due to the continued development of the Bank's marketing program.

For the year ended December 31, 2012, net income totaled $1.7 million, or $0.59 per diluted share, compared to net income of $1.7 million, or $0.60 per diluted share, for the year ended December 31, 2011. Although net income was essentially unchanged for the annual periods, the composition of net income in 2012 compared to 2011 included an increase in noninterest income, a decrease in noninterest expense and a decrease in the provision for loan losses, offset by a decrease in net interest income and an increase in provision for federal income taxes. The return on average equity and return on average assets for the year ended December 31, 2012 were 4.28% and 0.43%, respectively, compared to 4.43% and 0.42%, respectively, for the year ended December 31, 2011.

Net interest income decreased $256,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011. Interest income decreased $1.6 million during the 2012 period due to a decline in interest earning assets as well as the continued overall low market interest rates compared to the 2011 period.   Interest expense decreased $1.3 million due to lower balances of interest bearing deposits and borrowings, as well as lower market interest rates paid on deposits and borrowings compared to the 2011 period.

Provision for loan losses decreased $155,000, to $773,000 during the 2012 period compared to $928,000 during the 2011 period. The decrease was mainly due to restructuring of commercial real estate loans allowing the release of required reserves as additional collateral was given to the Bank on several classified relationships during the year partially offset by several commercial credits requiring additional reserves due to appraisal updates and several classification downgrades.

Noninterest income increased $83,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011, primarily due to increased gain on sale of loans as a result of increased sales volume, and earnings from BOLI due to increased balances, partially offset by a decrease in service fees, charges and other operating income.

Noninterest expense decreased $76,000 for the year ended December 31, 2012 compared to the year ended December 31, 2011. The decrease was primarily due to a $1.1 million decrease in the provision for impairment on foreclosed assets held for sale, to $46,000 for the year ended December 31, 2012 compared to $1.1 million for year ended December 31, 2011, which included $908,000 related to a single commercial real estate property, and a decrease of $65,000 in federal deposit insurance premiums due to a lower assessment base than in the prior year period. These decreases were partially offset by a $517,000 increase in salaries and employee benefits primarily due to the trust transfer and assumption agreement and increased retirement benefit expense due to lower discount rates for post-retirement benefit programs, a $36,000 increase in occupancy and equipment expense mainly due to increased ATM processing costs due to increased volume and non-capital equipment and maintenance costs, and a $450,000 increase in other operating expenses due to the continued development of the Bank's marketing program, legal expense related to the trust transfer agreement compared to the prior year period, and consulting services to support the Bank's evaluation of the core operating system.

At December 31, 2012, Wayne Savings Bancshares, Inc. reported total assets of $402.1 million, which reflects a decrease of $8.0 million from December 31, 2011. Cash and cash equivalents decreased $7.8 million, and securities decreased $17.1 million compared to the prior year. These decreases were due to funding loan growth of $15.8 million, a $6.1 million decrease in deposits, and the repayment of $5.4 million in matured advances from the Federal Home Loan Bank.   Net loans increased $15.8 million to $247.8 million at December 31, 2012 compared to $232.1 million at December 31, 2011. The allowance for loan losses totaled $3.3 million, or 1.33% of gross loans, at December 31, 2012 compared to $3.9 million, or 1.63% of gross loans, at December 31, 2011. Non-performing assets, which consist of loans on non-accrual status and real estate owned, totaled $5.6 million at December 31, 2012, or 2.2% of total loans, a decrease of $1.5 million from the December 31, 2011 balance of $7.1 million, or 3.00% of total loans.

Deposits totaled $327.7 million at December 31, 2012, which reflects a $6.1 million, or 1.8%, decrease from $333.8 million at December 31, 2011. The composition of deposits continues to shift from higher cost term deposits to lower cost liquid deposits due to the overall low level of market interest rates. Non-relationship term deposits that are maturing are being allowed to run off in favor of lower cost funding alternatives.  Federal Home Loan Bank Advances totaled $21.2 million at December 31, 2012 compared to $26.6 million at December 31, 2011, due to the repayment of scheduled maturities. Stockholders' equity totaled $39.8 million, or 9.89% of total assets at December 31, 2012, compared to $39.7 million, or 9.68% of total assets at December 31, 2011. The increase in stockholders' equity was due to net income of $1.7 million, partially offset by $760,000 in dividends paid, $393,000 in treasury stock related to the Company's share buy-back program announced during 2012, and a $541,000 decrease in accumulated other comprehensive income which includes a $249,000 decrease in gains on available-for-sale securities, and a $292,000 decrease related to post-retirement benefits.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended December 31,

	2012	2011

Quarterly Results

Net Interest Income	$ 3,024	$ 3,162
Net Income	$ 481	$ 510
Earnings Per Share:
Basic	$ 0.17	$ 0.18
Diluted	$ 0.17	$ 0.18
Return on Average Assets (Annualized)	0.48%	0.50%
Return on Average Equity (Annualized)	4.78%	5.15%

	For the Twelve Months
	ended December 31,

	2012	2011

Year to Date Results

Net Interest Income	$ 12,505	$ 12,761
Net Income	$ 1,722	$ 1,739
Earnings Per Share:
Basic	$ 0.59	$ 0.60
Diluted	$ 0.59	$ 0.60
Return on Average Assets	0.43%	0.42%
Return on Average Equity	4.28%	4.43%

	December 31,	December 31,
	2012	2011

End of Period Data

Total Assets	$402,117	$410,097
Stockholders' Equity to Total Assets	9.89%	9.68%
Shares Outstanding	2,961,346	3,004,113
Book Value Per Share	$13.43	$13.22

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Interest income	$ 3,645	$ 4,024	$ 15,303	$ 16,904
Interest expense	621	862	2,798	4,143
Net interest income	3,024	3,162	12,505	12,761
Provision for loan losses	155	294	773	928
Net interest income after provision for loan losses	2,869	2,868	11,732	11,833
Noninterest income	461	504	1,938	1,855
Noninterest expense	2,730	2,780	11,570	11,646
Income before federal income taxes	600	592	2,100	2,042
Provision for federal income taxes	119	82	378	303
Net income	$ 481	$ 510	$ 1,722	$ 1,739

Earnings per share
Basic	$ 0.17	$ 0.18	$ 0.59	$ 0.60
Diluted	$ 0.17	$ 0.18	$ 0.59	$ 0.60

Dividends per share	$ 0.07	$ 0.06	$ 0.27	$ 0.24

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	December 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

Cash and cash equivalents	$12,055	$19,816
Investment securities, net (1)	115,266	132,316
Loans receivable, net	247,849	232,099
Federal Home Loan Bank stock	5,025	5,025
Premises & equipment	7,088	7,165
Foreclosed assets held for sale, net	318	1,283
Bank-owned life insurance	8,723	7,193
Other assets	5,793	5,200
TOTAL ASSETS	$402,117	$410,097

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	$327,737	$333,848
Other short-term borrowings	7,077	5,278
Federal Home Loan Bank Advances	21,217	26,597
Accrued interest payable and other liabilities	6,301	4,659
TOTAL LIABILITIES	362,332	370,382

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	35,975	35,986
Retained earnings	17,567	16,635
Shares acquired by ESOP	(572)	(655)
Treasury Stock, at cost - 1,017,385 and 974,618 shares at December 31, 2012 and 2011, respectively	(14,923)	(14,530)
Accumulated other comprehensive income	1,340	1,881
TOTAL STOCKHOLDERS' EQUITY	39,785	39,715

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$402,117	$410,097
(1) Includes held-to-maturity classifications.
CONTACT: Myron Swartzentruber
         Senior Vice President
         Chief Financial Officer
         (330) 264-5767